Exhibit 10.15

LOAN AND INDEMNITY AGREEMENT

(this “Loan Agreement”)

DATED as of the 9th day of May, 2008.

WHEREAS SMART Bricks and Mortar Inc. (the “Borrower”) is or will become indebted to Royal Bank of Canada (“Royal”) in the principal amount of up to $52,000,000 (the “Royal Construction Loan”) in respect of a loan obtained or to be obtained by the Borrower pursuant to a credit agreement dated as of May 9, 2008 (the “Royal Credit Agreement”) between the Borrower, Royal and RBC Capital Markets (the “Arranger”) for the purposes of constructing the Project;

AND WHEREAS, as a condition of the Borrower obtaining the Royal Construction Loan, David Martin, Nancy Knowlton and IFF Holdings Inc. (collectively, the “Guarantors”) have provided a joint and several Cost Overrun and Completion Undertaking to Royal dated May 9, 2008 with respect to Project completion and Cost Overruns (the “Undertaking”);

AND WHEREAS it is a condition of the Guarantors providing the Undertaking to Royal that the Borrower enter into this Loan Agreement with IFF Holdings Inc. (the “Lender”) and the Guarantors to provide for the funding by the Lender to the Borrower of any amounts in respect of Project completion and Cost Overruns (collectively, the “Undertaking Amounts”) as required by Royal pursuant to the Undertaking, and provide the covenants, agreements and security interests herein.

NOW THEREFORE in consideration of the Undertaking, the Royal Credit Agreement and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

1.	DEFINITIONS

Capitalized terms used in this Loan Agreement, including the recitals and the Schedules, not defined in the recitals in the body of this Loan Agreement or in any Schedule, shall have the meanings set forth or as incorporated by reference in Schedule “A”.

2.	THE LOAN

In the event that from time to time, for the purposes of performing their obligations pursuant to the Undertaking, the Guarantors or any of them are required by Royal to advance, or determine that it is necessary to advance, amounts to fund Project completion and Cost Overruns or otherwise for the purposes of performing the Undertaking then any such amount (each an “Advance”) shall, unless expressly determined by the Guarantors, be advanced by the Lender and shall immediately upon advance thereof constitute a loan made by the Lender to the Borrower (the Advances, together with interest as provided for herein, collectively called the “Loan”). Each Advance of a principal amount to the Borrower, each capitalization of interest pursuant to Section 5 below and each repayment of any amount on account of the Loan shall be recorded and evidenced on the pages entitled “ADVANCES, INTEREST AND REPAYMENTS ON THE LOAN” attached hereto as Schedule “B”.

3.	THE INDEMNITY

Without in any manner limiting the generality of Section 2 above, the Borrower shall indemnify and save each of the Secured Parties harmless from and against any and all Claims, Losses and Liabilities that may be brought against any of them or that any of them may suffer, sustain, pay or incur in relation to or as a result of entering into, performing or any enforcement of the Undertaking, the Royal Credit Agreement. This Loan Agreement or the Security.

4.	PRINCIPAL REPAYMENT

Unless becoming due and payable earlier pursuant to Section 13 hereof, the Loan and all other amounts payable hereunder or under any of the Security shall be due and payable in full on the date falling twenty-one months after the date hereof (the “Maturity Date”).

5.	INTEREST

The outstanding principal amount of each Advance constituting the Loan from time to time shall bear interest from and including the date on which each Advance is made at a fixed rate equal to Royal Prime plus 2% per annum.

Interest shall accrue daily on the outstanding principal balance of the Loan (including capitalized interest) at the end of each day, shall be calculated on the basis of the number of days for which any principal is outstanding (including (i) the date of making any Advance but excluding the date any such amount is repaid; and (ii) the date that any interest is capitalized as principal) and shall be calculated in arrears on the last Business Day of each month (each an “Interest Date”) commencing on and including the immediately prior Interest Date up to and including the last day prior to the Interest Date on which such interest is to be calculated. Interest shall be calculated on a daily basis and on the basis of the actual number of days elapsed in a year of three hundred sixty five (365) days. The annual rates of interest to which the rates determined in accordance with the foregoing provisions of this Section 5 are equivalent, are the rates so determined multiplied by the actual number of days in a period of one year commencing on the first day of the period for which such interest is payable and divided by three hundred sixty-five (365).

During the Term Period, all interest calculated on the last Business Day of each month as aforesaid shall be added to the Loan on such date, shall thereupon constitute principal thereunder and interest shall be payable thereon as aforesaid.

Notwithstanding any other provision hereof, in the event that any amount due hereunder (including, without limitation, any interest or overdue amounts) is not paid when due (whether by acceleration or otherwise), the Borrower shall pay to the Lender interest on such unpaid amount (including, without limitation, interest on interest), if and to the fullest extent permitted by applicable law, from the date that such amount is due until the date that such amount is paid in full. Such interest on overdue amounts shall accrue daily, be calculated and compounded on the last Business Day of each calendar month and be payable on demand, as well as after as before maturity, default and judgment, at a rate per annum that is equal to Royal Prime plus 2% per annum.

The Borrower hereby waives, to the fullest extent it may do so under applicable law, any provisions of applicable law, including specifically the Interest Act (Canada) or the Judgment Interest Act (Alberta) which may be inconsistent with this Loan Agreement.

6.	PAYMENTS

Subject to Section 5, all payments to be made hereunder shall be made in immediately available funds to the Lender at such account as the Lender may notify to the Borrower for such purpose. All payments to be made hereunder shall be made on or prior to 1:00 p.m. (Calgary time) on the day such payment is due. Wherever any payment hereunder shall become due on a day which is not a Business Day, the due date thereof shall be extended to the next Business Day, and such extension of time shall be included in the computation of any interest payable hereunder.

7.	PREPAYMENT

The Loan may be prepaid, in whole or in part, at any time without notice or bonus.

8.	SECURITY

As continuing collateral security for the repayment of the Loan, interest thereon and all other liabilities and indemnities of the Borrower to the Secured Parties hereunder, the Borrower shall grant the Security to the Lender on behalf of itself and as agent for the Guarantors. The Security shall be subordinate in priority and right of payment only to the security interests of the Borrower to Royal in respect of the Royal Construction Loan (the “Royal Security”).

9.	CONDITIONS PRECEDENT

The undertaking of the Guarantors to provide the Undertaking and enter into the Royal Credit Agreement, and to cause the Lender to fund amounts required by the Undertaking, is subject to the conditions precedent (the “Conditions Precedent”) that all documentation and Security as contemplated herein shall have been executed and delivered to the Lender and shall have been registered, where registration is required or of advantage.

The Conditions Precedent are for the sole and absolute benefit of the Secured Parties and may be waived in whole or in part by the Secured Parties, acting unanimously; provided that any waiver shall not be binding unless given in writing and shall not derogate from the right of any Secured Party to insist on the satisfaction of any Condition Precedent not expressly waived in writing.

10.	POSITIVE COVENANTS

The Borrower covenants and agrees with each of the Secured Parties that it shall:

(a)	increase the face amount of the charge/mortgage over the Project and the leasehold interest of the Borrower in the Project Lands created in favour of the Lender upon request by the Lender (acting reasonably) and forthwith execute the necessary amending or replacement documentation prepared by the Lender to effect such change;

(b)	pay all amounts due and payable hereunder and pursuant to the Security in accordance with the terms hereof and thereof;

(c)	at all times maintain its legal existence in good standing in Alberta and preserve all material rights, powers, privileges, franchises and goodwill owned by it;

(d)	provide to the Lender, concurrently with provision to Royal under the Royal Credit Agreement or Royal Security, copies of all financial information and Project Monitor’s Reports (as such term is defined in the Royal Credit Agreement);

(e)	insure the Project and its business with such coverage, and against such loss or damage, as would be effected by prudent operators engaged in comparable operations and business as the Borrower, with loss payable to the Lender as its interests may appear;

(f)	keep or cause to be kept proper books of account and records and make or cause to be made therein true and faithful entries of all dealings and transactions in relation to its business;

(g)	permit the representatives of the Secured Parties at any reasonable time during business hours to make such inspection of its business, properties, the Project, assets, books of account and records as such representatives may deem reasonable and to make copies of such books of account and records;

(h)	promptly notify the Lender of the occurrence of any condition or event which constitutes a default or an event of default or which, after the giving of notice or the passing of time, or both, would constitute an event of default under the Royal Credit Agreement or under the Head Lease;

(i)	pay or cause to be paid all taxes, rates, source deductions, government fees and dues levied, assessed or imposed upon it and upon its property or assets or any part thereof, as and when the same become due and payable; and

(j)	promptly notify the Lender of any litigation, proceeding or other fact or circumstance involving it that might materially and adversely affect its operations, financial condition, business or the Project.

11.	NEGATIVE COVENANTS

Without the Lender’s prior written consent, the Borrower shall not:

(a)	assign, transfer, mortgage, charge or otherwise encumber or assign, transfer, convey or dispose of any interest in this Agreement, the Project, the Head Lease, the Royal Credit Agreement or the Royal Security, except to Royal;

(b)	carry on any business other than the construction and ownership of the Project and subleasing same to SMART Technologies ULC;

(c)	enter into any transaction (including by way of reorganization, consolidation, arrangement, amalgamation, merger, liquidation, transfer, sale, disposition or otherwise) whereby it or a material part of its assets would be combined with or become the property of any other person; or

(d)	incur, assume or be liable for or guarantee or assure the payment of any indebtedness for borrowed money or issue any debt securities which would rank ahead of or pari-passu with the Loan, other than pursuant to the Royal Credit Agreement, provided that the Borrower will not amend the Royal Credit Agreement in any manner which in the opinion of the Lender, acting reasonably may be materially adverse to any Secured Party, without the prior written consent of the Lender, including without limitation, any increase to the principal amount thereof.

12.	REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Secured Parties that:

(a)	the Borrower has all requisite power, authority and capacity to execute and deliver this Loan Agreement and the Security and to perform its obligations hereunder and thereunder;

(b)	the execution, delivery and performance by the Borrower of the terms of this Loan Agreement and the Security will not constitute a breach of any agreement to which the Borrower is, or by which any of its properties, assets or undertaking are, bound or affected;

(c)	the Borrower has not created, granted, assumed or allowed to exist any security interest, lien, charge or other encumbrance (other than in favour of Royal and other than the Project Lease) upon its interest in the Project or the Head Lease;

(d)	there are no approvals or consents required to be obtained by the Borrower in respect of the execution and delivery of this Loan Agreement or any of the Security or the completion of the transactions contemplated by this Loan Agreement or the Security, except such as have already been obtained; and

(e)	this Loan Agreement and the Security are valid, binding and legally enforceable against the Borrower in accordance with their respective terms, except to the extent that the enforcement thereof may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditor’s rights generally and that specific performance and other equitable remedies are subject to the discretion of the courts to which such remedy is sought.

13.	DEFAULT AND REMEDIES

In the event that:

(a)	the Borrower shall not make payment in full and within 2 Business Days of any amount due and payable in respect of all or any part of the Loan;

(b)	there is a breach or failure of due performance or observance by the Borrower of any other term, condition or provision of this Loan Agreement or any of the Security which is not cured within 10 Business Days of written notice from a Secured Party to the Borrower;

(c)	any Event of Default (as defined in the Royal Credit Agreement) has occurred and is continuing;

(d)	the Borrower shall (i) institute or commence proceedings to be adjudicated a bankrupt or insolvent or consent to the filing of a bankruptcy or insolvency proceeding against it, (ii) file, institute or commence or otherwise take any proceeding relating to reorganization, adjustment, arrangement, composition, compromise, stay of proceedings or relief similar to any of the foregoing under any applicable law regarding bankruptcy, insolvency, reorganization or relief of debtors (including under the Companies’ Creditors Arrangement Act or the Bankruptcy and Insolvency Act), (iii) consent to the filing of any such proceeding, (iv) consent to the appointment of a receiver, liquidator, trustee or assignee in bankruptcy or similar official or to the liquidation, dissolution or winding-up of the Borrower or any material subsidiary or of all or a substantial part of its property and assets, (v) make an assignment for the benefit of creditors, (vi) admit in writing its inability to pay its debts generally as they become due, (vii) generally not be paying its debts as they come due or otherwise be insolvent, or (viii) take any corporate or other action authorizing or in furtherance of any of the foregoing; or

(e)	if any proceeding is filed, instituted or commenced by any person seeking (i) to adjudicate the Borrower a bankrupt or insolvent or the liquidation, reorganization, winding-up, adjustment, arrangement, compromise, composition, stay of proceedings or similar relief of or for the Borrower under any applicable law regarding bankruptcy, insolvency, reorganization or relief of debtors (including under the Companies’ Creditors Arrangement Act or the Bankruptcy and Insolvency Act), or (ii) to appoint a receiver, liquidator, trustee or assignee in bankruptcy or similar official of the Borrower or of all or a substantial part of its property and assets,

(each, a “Default”), the Lender, for itself and as agent of the Guarantors, shall be entitled to, without limiting or restricting other rights or remedies under contract, law or in equity as the Lender in its sole unfettered discretion determine, and by written notice to the Borrower declare the Loan and all other Liabilities (whether matured or unmatured) of the Borrower to the Secured Parties or any of them hereunder and under the Security to be immediately due and payable (or to be due and payable at such later time as may be stated in such notice without further demand, presentation, protest or other notice of any kind, all of which are expressly waived by the Borrower).

Upon the Loan becoming due and payable in whole or in part as a result of a Default, and subject to the Standstill Agreement, all rights and remedies of the Secured Parties shall thereupon become enforceable, and the Secured Parties shall have all rights and remedies available at law, in equity or otherwise, whether arising by virtue of this Loan Agreement, the Security or otherwise, including (without limitation) the right of the Lender to take possession of any of the assets, properties or undertaking of the Borrower subject to the Security (the “Borrower Properties”) or any part thereof, to receive and apply all net revenues generated from the Borrower Properties against the Loan and any other amounts owing hereunder or under the Security and/or to appoint a receiver or receiver and manager (each a, “receiver”) with respect to all or any of the Borrower Properties. No exercise of or failure to exercise any rights or powers in this Loan Agreement, the Security or any part thereof and no delay or omission in such exercise, shall exhaust the same or be construed as a waiver of any of them.

All monies received by the Secured Parties or any receiver appointed under any part of the Security shall from time to time be applied in such order and in such amounts or proportions as the Secured Parties in their sole discretion deem appropriate to all or any of the following uses, namely:

(i)	in payment of the receiver’s remuneration, if any;

(ii)	in maintaining, repairing, storing or preparing for the sale of any of the Borrower Properties;

(iii)	in payment of all reasonable costs, charges and expenses incurred in connection with a realization against all or any part of the Borrower Properties and/or of any of the Security by the Lender, any receiver or their respective solicitors, agents and employees;

(iv)	in payment or discharge to the extent deemed necessary or desirable by the Lender of all liens, encumbrances, taxes, rates, assessments, rentals, insurance premiums and similar charges, if any, adversely affecting the Borrower Properties and which rank equal with, or in priority to, the Security or any part thereof;

(v)	in payment of all accrued and unpaid interest on the principal amount of the Loan; and

(vi)	in payment of the outstanding amounts owed to the Secured Parties under this Loan Agreement or the Security.

Any residue or surplus thereafter remaining shall be paid to the Borrower or to any other person or persons legally entitled thereto.

14.	ACCOUNTS OF RECORD

The Lender shall open and maintain books of account (including, without limitation, Schedule “B”) evidencing the Loan and all other amounts owing by the Borrower to the Secured Parties hereunder or under any of the Security. The Lender shall enter in the foregoing accounts details of all amounts from time to time owing, paid or repaid by the Borrower hereunder or under any of the Security. The information entered in the foregoing accounts shall constitute prima facie evidence of the indebtedness of the Borrower hereunder or under any of the Security.

15.	NON-MERGER

It is understood and agreed that the execution, delivery and registration of the Security in connection herewith shall in no way merge or extinguish the terms and conditions hereof, which shall survive and continue in full force and effect.

The Borrower acknowledges that in the event that any of the Secured Parties shall make any payments upon the Undertaking, then as between such Secured Party and the Borrower, such Secured Party shall, to the extent of any such payment but subject to the Standstill Agreement, become subrogated to and entitled to all rights, benefits and security held by Royal in respect of the Royal Construction Loan and Royal Security, without any further consents or approvals from the Borrower.

16.	OPTION TO PURCHASE

In consideration of the Lender providing the Loan, the Guarantors providing the Undertaking, and the Lender waiving any upfront, commitment or standby fees, the Borrower hereby grants the Lender an exclusive option to purchase (the “Option”) the Project and the interest of the Borrower in the Head Lease (collectively, the “Office Building”) free and clear of all liens, charges and encumbrances except those, if any, set out in Schedule “C” to this Loan Agreement (the “Permitted Encumbrances”) on the following terms and conditions:

(a)	the Option may be exercised by delivery of a written notice (the “Exercise Notice”) by the Lender to the Borrower at any time after the earlier of:

(i)	the date on which Royal has made its last advance on, or has indicated that it will not be advancing any further amounts on, the Royal Construction Loan; and

(ii)	the date on which Royal makes any demand under the Royal Credit Agreement or otherwise takes any action or gives any notice to enforce any of the Royal Security;

the Exercise Notice may not be delivered later than the earlier of:

(A)	the date which is 6 months after the date on which an occupancy permit for the Project is issued to the Borrower by the applicable Government Authority; and

(B)	the Maturity Date (as defined in the Royal Construction Loan) provided that such date occurs after completion of the Project,

(the date on which the Exercise Notice is delivered, the “Exercise Date”);

(b)	upon the Option being exercised by the delivery of the Exercise Notice, the Option will become a binding contract of purchase and sale of the Office Building to be completed in accordance with the following terms:

(i)	the closing date for the purchase and sale will be the day which is the later of (A) 90 days following the date of delivery of the Exercise Notice (the “Closing Date”); and (B) the date on which the lessor under the Head Lease provides its consent to the assignment of the Head Lease to the Lender,

(ii)	the purchase price for the Office Building (the “Purchase Price”) shall be an amount equal to the Project Costs as at the Exercise Date, which the Borrower and the Lender believe approximates fair market value of the Office Building, less a discount determined as follows:

(A)	0% if no Loan is made;

(B)	1% if the Loan has not at any time exceeded $1,000,000;

(C)	1.5% if the Loan has at any time been equal to or in excess of $1,000,000 but less than $5,000,000; and

(D)	2% if the Loan has at any time been equal to or in excess of $5,000,000.

The determination of the Project Costs at the Exercise Date shall he determined by the Arranger or if the Arranger is unable or unwilling to do so or if the Borrower or the Lender (acting reasonably) believes the Arranger’s assessment of the Purchase Price is materially incorrect, then the Project Costs shall be the Project Costs as certified in the most recent Project Monitor Report. Notwithstanding the foregoing, the Purchase Price shall in all events not be less than the aggregate of the Outstanding Obligations (as defined in the Royal Credit Agreement) and the Outstandings hereunder, in each case calculated as at the Closing Date. The Purchase Price, subject to adjustment as described below and net of any amounts which the Lender is directed to retain to repay all Outstandings, shall be payable to the Borrower on the Closing Date;

(iii)	the Borrower will cause its solicitors to prepare and present to the Lender’s solicitor for approval by the Lender, at least 10 Business Days prior to the Closing Date, all documents reasonably required by the Lender’s solicitor to complete the purchase including:

(A)	a transfer of leasehold title conveying the Project Lands to the Lender;

(B)	an assignment of the Head Lease by the Borrower to the Lender, with the consent of the owner of the Project Lands annexed thereto;

(C)	any vendor statement of adjustment;

(D)	such other appropriate documents and assurances as may be requisite in the reasonable opinion of the Lender’s solicitors for more absolutely transferring title to the Project to the Borrower (the “Closing Documents”); and

(E)	the Lender’s solicitor will advise the Borrower’s solicitor of any objections to the Closing Documents within 3 Business Days of receipt of the closing documents to allow appropriate changes to be made by the Borrower’s solicitors as required;

(iv)	the Borrower shall be responsible for all expenses relating to and entitled to all revenue accrued from the Office Building for the period ending on the day before the Closing Date. All other adjustments as usually made in connection with the sale of commercial property similar to the Office Building in the City of Calgary shall be made as of the Closing Date. From and after the Closing Date the Lender shall be responsible for all expenses relating to, and shall be entitled to all revenue accruing from, the Office Building;

(v)	vacant possession of the Office Building, subject to existing tenancies, free and clear of all liens, charges, encumbrances except Permitted Encumbrances, will be given to the Lender on the Closing Date subject to payment of the Purchase Price, as adjusted;

(vi)	the Project will be at the risk of the Borrower until the Closing Date and thereafter at the risk of the Lender. After the Option has been exercised by the Lender pending completion of Closing on the Closing Date, the Borrower will hold all insurance policies and any proceeds derived therefrom in trust for the Lender and the Borrower as their interests, may appear. During the term of the Option, the Borrower shall notify the Lender of any Major Damage (as defined below) to the Office Building, within three (3) Business Days of the occurrence of such Major Damage. In the event of any loss, damage or claim in respect of any risk for which insurance is carried arising after exercise of the Option but before the Closing Date, the Lender, as an additional condition of closing, shall be entitled to be satisfied, acting reasonably, that the claim is an insured claim in accordance with the terms of the policies and in respect of which the policies will respond. If any destruction or damage occurs to the Office Building after the exercise of the Option but before the Closing Date, or if any or all of the Office Building are expropriated or seized by Governmental Authorities, the Borrower shall forthwith give notice thereof to the Lender, and the Lender shall have the option, exercisable by notice given within fifteen (15) Business Days of the Borrower giving notice of such destruction, damage, expropriation or seizure, without prejudice to any other rights it may have hereunder:

(A)	to complete the purchase without reduction of the Purchase Price, and in which event, as between the Lender and Borrower, all proceeds of insurance or compensation for destruction, damage or expropriation or seizure shall be payable to the Lender, and the Borrower shall pay the deductible amount pursuant to the insurance policies to the Lender, and all right and claim of the Borrower to any such insurance proceeds not paid by the Closing Date shall be assigned to the Lender;

(B)	to complete the purchase at the Purchase Price which shall take into account the damage, destruction, expropriation or seizure, less 2.5% of such damaged or diminished value (but in all events not less than the Outstanding Obligations) provided that if any of the parties disagree with the assessment of the Purchase Price and such disagreement continues for thirty (30) days following such damage, destruction or expropriation, then such Purchase Price shall be determined in the manner as described below;

(C)	to rescind this Agreement and not complete the purchase if, such destruction, damage, expropriation and, or seizure has a cost to rectify of greater than Five Hundred Thousand Dollars ($500,000.00) (“Major Damage”) as determined by the Lender’s architect or engineer, acting reasonably, whereupon the Borrower and the Lender shall be released from all further obligations hereunder;

(D)	if arbitration is required pursuant to subsection 16(b)(vi)(B) above the parties are unable to agree upon the Purchase Price, the dispute shall be settled through an arbitration in accordance with the Arbitration Act of the Province of Alberta. The dispute may be submitted by any party to the Alberta Arbitration and Mediation Society, which shall appoint a single arbitrator which shall conduct the arbitration under the rules approved by the Society. It is expressly agreed that the arbitration shall be final and binding on both parties who agree that no other proceeding may be commenced until the arbitration has been completed.

(vii)	each party will bear its own legal costs provided that the Lender will bear the cost of registration of all transfers and the Borrower will bear the cost and be responsible for clearing the title of any encumbrances other than Permitted Encumbrances;

(viii)	upon the Closing Date the Borrower will deliver to the Lender copies of any plans, working drawings, engineering drawings and reports, architectural drawings, mechanical, electrical or structural reports, surveys, soil tests and geotechnical or environmental and any other information pertaining to the Office Building which are in the possession or control of the Borrower, including any developments permits, building permits and occupancy permits relating to the Office Building and copies of all material contracts including the construction contract in respect of the construction of the Office Building and, upon the completion of the purchase resulting from the exercise of the Option, the Borrower will assign its interest, if any, assigning such items to the Lender to the extent such interest is assignable; and

(ix)	the Purchase Price is exclusive of goods and services tax (GST). The Lender agrees to pay to the Borrower, or if the Lender is registered with the appropriate government agency for the purposes of collecting and remitting any GST, remit directly to Canada Revenue Agency as required by law, any GST payable relating to the exercise of the Option at such time as and when such GST becomes payable at law. The Lender agrees to indemnify and save harmless the Borrower from and against all GST for which the Optionor is required to pay relating to the Option or the exercise thereof.

(c)	the Borrower covenants with and represents with and represents and warrants to the Lender that as at the Closing Date:

(i)	the Borrower will be the sole legal and beneficial owner of the Office Building;

(ii)	there will not be any agreements or options in existence for the purchase of the Office Building other than the Option;

(iii)	the Lender will have good and marketable title to the Office Building free and clear of all charges or encumbrances other than Permitted Encumbrances;

(iv)	the Borrower will not be a non-resident of Canada within the meaning of the Income Tax Act;

(v)	the Office Building is now, and will be at the Closing Date, free of hazardous materials; and

(vi)	the Borrower holds no registered beneficial interest, directly or indirectly, in any lands adjoining or having a common boundary with the Project Lands, except as such as will be transferred or assigned to the Lender at Closing.

The foregoing representations and warranties shall not merge on the Closing Date but shall survive for a period of two (2) years after the Closing Date, except to the extent that a claim has been made hereunder prior to that time.

17.	NOTICES

All notices, requests, demands and other communications hereunder shall be in writing and shall be furnished to the parties at the addresses listed below. Notices shall be given by personal delivery or transmitted by facsimile and shall be deemed to be received on the Business Day of receipt (unless such delivery or transmission is received after 2:00 p.m. Calgary time, in which case it shall be deemed to have been received on the following Business Day) to:

(a) the Borrower at:	the Secured Parties at:

c/o SMART Technologies ULC	c/o Byye Management Inc.
Suite 300, 1207 – 11 Avenue SW	825, 808 4th Avenue SW
Calgary, Alberta T3C 0M5	T2P 3E8
Attention: Chief Financial Officer	Calgary, Alberta
cc Legal Department	Attention: Nancy Macnab
Facsimile: (403) 229-1546	Facsimile: (403) 699-9784

or at such other address as either party specifies from time to time in a notice to the other.

18.	CONFLICT

The terms of this Loan Agreement express and constitute the entire agreement between the parties regarding the subject matter hereof. In the event of any conflict, ambiguity or inconsistency between the terms of this Loan Agreement and the Security, the terms of this Loan Agreement shall govern and prevail to the extent necessary to remove the conflict, ambiguity or inconsistency.

19.	MISCELLANEOUS

(a)	The parties hereto agree to do such further acts and execute such further documents or agreements as may be reasonably required from time to time to give full effect and meaning to this Loan Agreement and the Security and to carry out the intent and purpose of this Loan Agreement and the Security.

(b)	This Loan Agreement shall ensure to the benefit of and be binding upon each of the parties hereto and their respective successors and assigns, except that the Borrower may not assign its rights and obligations hereunder without the Lender’s prior written consent.

(c)	This Loan Agreement and the Security shall be governed by the laws of the Province of Alberta and the Borrower irrevocably submits to the non-exclusive jurisdiction of the Courts of Alberta for all matters arising hereunder and under the Security.

(d)	Time is of the essence hereof.

(e)	Any provision of this Loan Agreement which is or becomes prohibited or unenforceable in any jurisdiction does not invalidate, affect or impair the remaining provisions hereof in such jurisdiction and any such prohibition or unenforceability in any jurisdiction does not invalidate or render unenforceable such provision in any other jurisdiction.

(f)	No failure, omission or delay on the part of any Secured Party in exercising any right, power or privilege hereunder shall impair such right, power or privilege or operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

(g)	No breach of any provision of this Loan Agreement or any of the Security may be waived or discharged verbally and any such waiver or discharge may only be made by way of an instrument in writing signed by the Secured Parties and such waiver or discharge will then be effective only in the specific instance, for the specific purpose and for the specific length of time for which it is given.

[Signatures follow on next page]

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.

SMART BRICKS AND MORTAR INC.

Per:	/s/ Susan Ruf
Name:	Susan Ruf
Title:	VP Finance

IFF HOLDINGS INC.

Per:	/s/ David A. Martin
Name:
Title:

/s/ David A. Martin
David Martin

/s/ Nancy Knowlton
Nancy Knowlton

SCHEDULE “A”

DEFINITIONS

“Business Day” means a day, excluding Saturday and Sunday and each other day which is a legal holiday in Calgary, Alberta or on which banking institutions are closed in Calgary, Alberta.

“Claim” means any action, claim, demand, lawsuit, proceeding or arbitration including any proceeding or investigation by a Government Authority.

“Cost Overruns” has the meaning ascribed thereto in the Royal Credit Agreement.

“Government Authority” means any government, regulatory or administrative authority, government department, agency, commission, board or tribunal or court having jurisdiction on behalf of any nation, province or state or subdivision thereof or any municipality, district or subdivision thereof.

“Head Lease” means the lease dated the third day of October, 2006 and made between Her Majesty the Queen in Right of Alberta, as represented by the Minister of Infrastructure and Transportation, as Landlord, and SMART Technologies Inc. (now SMART Technologies ULC), as Tenant and which has been assigned by SMART Technologies ULC to the Borrower by an assignment of lease dated on or about the date hereof.

“Liability” means any and all liabilities and obligations, whether under common law, in equity under applicable laws or otherwise, whether tortuous, contractual, vicarious, statutory or otherwise, whether absolute or contingent, and whether based on fault, strict liability or otherwise.

“Losses” means, in respect of the person and in relation to a matter, any and all losses, damages, costs, expenses, charges (including all penalties, assessments and fines) which that person suffers, sustains, pays or incurs in connection with that matter and includes reasonable costs of legal counsel (on a solicitor and client basis) and other professional advisors and consultants and reasonable costs of investigating and defending Claims arising from the matter, regardless of whether those Claims are sustained, and also includes taxes on a settlement payment or damage award in respect of that matter, that does not include consequential or indirect losses or losses of profits.

“Outstandings” means the aggregate of (i) the Loan; (ii) to the extent not included in the Loan, all unpaid interest and fees thereon as herein provided; (iii) all other indebtedness, liabilities and obligations (including without limitation, under any indemnities, and all other fees, charges and expenses required to be paid by the Borrower to the Lender hereunder or pursuant to the Security or pursuant to any other written agreements relating to this Loan Agreement now or hereafter entered into between the Borrower and any of the Secured Parties.

“Permitted Encumbrances” means the encumbrances, charges or interest as shown on Schedule “C” to this Loan Agreement.

“Project” means the development and construction of an approximately 210,000 square foot office building on the Project Lands.

“Project Budget” means the detailed budget for the construction of the project including both hard and soft costs and contingencies and including any construction time schedule as reviewed and approved by Royal and the Project Monitor pursuant to the provisions of the Royal Construction Loan, and being in the approximate amount of $72 Million.

“Project Costs” means all costs incurred by the Borrower pursuant to the Project Budget for the completion of the Project.

“Project Lease” means the sublease of the Project and Project Lands dated on or about the date hereof and made between the Borrower, as lessor, and SMART Technologies ULC, as lessee, as amended, restated or replaced from time to time.

“Project Monitor” means the independent project monitor retained by Royal pursuant to the provisions of the Royal Construction Loan to monitor the construction of the project on behalf of Royal, and which on the date hereof is Altus Helyar Cost Consulting.

“Project Monitor Report” means the report prepared by the Project Monitor pursuant to the provisions of the Royal Construction Loan.

“Project Lands” means lots 4, 5 and 6, block 3, plan 9812871, in the City of Calgary.

“Royal Prime” means the annual rate of interest announced from time to time by Royal as being its reference rate then in effect for determining interest rates on Canadian Dollar denominated commercial loans made by Royal in Canada. A certificate provided to the Lender by Royal certifying Royal Prime as at any date shall be conclusive for all purposes of this Agreement. A change in Royal Prime will simultaneously cause a corresponding change in the interest payable on the Loan.

“Secured Parties” means, collectively, the Lender and the Guarantors, and “Secured Party” means any of them.

“Security” means the following in form and substance satisfactory to the Lender:

(a)	a registered general security agreement from the Borrower providing a security interest over all personal property of the Borrower;

(b)	a registered collateral charge/mortgage in the principal amount of $30,000,000 from the Borrower providing a charge/mortgage over the Project and the leasehold interest of the Borrower in the Project Lands;

(c)	an assignment of all material contracts related to the Project construction providing a security interest in respect thereof;

(d)	an assignment of leases and rents from the Borrower including without limitation the Project Lease;

(e)	an assignment of insurance from the Borrower in respect of the Borrower’s insurance policies relating to the Project together with a certificate of insurance confirming the Lender’s interest as loss payee and additional insured; and

(f)	all such other security agreements from the Borrower which the Lender may reasonably require for the purposes of the foregoing.

“Standstill Agreement” means the agreement entitled as such entered into between Royal, the Borrower and the Guarantors dated on or about the date hereof.

“Term Period” means the period from the date of the first Advance to and including the Maturity Date or such earlier date on which the Loan, all interest thereon and all other amounts payable hereunder have been indefeasibly satisfied and paid in full.

SCHEDULE “B”

ADVANCES, INTEREST AND REPAYMENTS ON THE LOAN

DATE	AMOUNT OF ADVANCE	AMOUNT OF PRINCIPAL PAID OR PREPAID	AMOUNT OF INTEREST / CAPITALIZATION	UNPAID BALANCE OF LOAN	NOTATION MADE BY

TOTAL

SCHEDULE “C”

PERMITTED ENCUMBRANCES

(a)	inchoate or statutory liens or trust claims for taxes, assessments and other governmental charges or levies which are not delinquent or the validity of which are currently being contested in good faith by appropriate proceedings, provided that there shall have been set aside a reserve to the extent required by GAAP in an amount which is reasonably adequate with respect thereto;

(b)	the right reserved to, or vested in, any municipality or governmental or other public authority by the terms of any lease, license, franchise, grant, or permit acquired by the Borrower, or by any statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition of the continuance thereof;

(c)	inchoate or statutory liens of contractors, subcontractors, mechanics, suppliers, materialmen and others in respect of construction, maintenance, repair or operation of assets or properties, or other like possessory liens and public utility liens provided the same are not registered as encumbrances against the title to any real or personal property of the Borrower or, if registered, being contested actively and diligently in good faith by appropriate and timely proceedings and all enforcement proceedings have been stayed;

(d)	security, rights of way or easements given by the Borrower (or its predecessor in interest) to a utility, municipality or governmental or other public authority when required by such utility or municipality or other authority in connection with the operations of the Borrower in the ordinary course of business;

(e)	title defects which are of a minor nature and in the aggregate will not materially impair the value or the use of the Project Lands for the purposes for which it is held;

(f)	the reservations, limitations, provisos and conditions, if any, expressed in any original grants from the Crown and all statutory exceptions, qualifications and reservations in respect of title;

(g)	liens or security interests taken or reserved in collateral (a) to secure payment of all or part of its price or (b) taken by a Person who gives value for the purpose of enabling the acquisition of rights in or to the collateral to the extent that the value is applied to acquire the rights;

(h)	the Security;

(i)	the Head Lease;

(j)	the Project Lease;

(k)	the Royal Security.